Exhibit 10.9

BINDING HEADS OF AGREEMENT
PRIVATE AND CONFIDENTIAL

The parties set out in Schedule 1 (together, the Vendors) are the holders of such majority of shares of Physimax as required to enforce a sale of 100% of the issued share capital of Physimax Technologies Limited (an entity incorporated in Israel) (Physimax). Without derogating from the above, Physimax will endeavor to solicit the signatures of all its shareholders on this Heads of Agreement prior to Completion (the Selling Shareholders).

This Heads of Agreement sets out the terms upon which Advanced Human Imaging Limited (ACN 602 111 115) of Suite 5, 71-73 South Perth Esplanade, South Perth WA 6151 Australia (the Purchaser) agrees to acquire 100% of the issued Physimax Shares (as defined below), and the Vendors agree to sell the Physimax Shares to the Purchaser.

Each of the Purchaser and the Vendors are referred to as a Party and together the Parties

(as the context requires).

This Heads of Agreement is binding on the Parties and supersedes any and all previous correspondence, agreements or understandings between the Parties.

	Term	Details

1.	Acquisition

Subject to the satisfaction (or waiver) of the Conditions (as defined in clause 5 below) and in consideration for the issue of the Consideration Securities (as that term is defined in clause 2) by the Purchaser to the Selling Shareholders, the Purchaser agrees to purchase, and the Vendors agree to sell, the Physimax Shares, free from any encumbrances and waiving any pre-emptive or call option rights associated with the Physimax Shares, on the terms and conditions pursuant to this Heads of Agreement (Acquisition).

Title to and risk in the Physimax Shares shall pass to the Purchaser on completion of the Acquisition.

2.	Consideration

(a)             In consideration for the Acquisition, the Purchaser will issue the Selling Shareholders and the current holders of Physimax Options (or their nominees):

(i)       AHI Shares at the Deemed Issue Price (Consideration Shares); and

(ii)       AHI Options at the Deemed Conversion Price (Consideration Options),

worth a total of $6,000,000 in aggregate (together, the Consideration Securities).

(b)             The allocation of the Consideration Securities between the Selling Shareholders and the holders of the Physimax Options will be in accordance with an allocation list to be provided by Physimax as part of the due diligence.

(c)             It is acknowledged and agreed that 50% of the Consideration Securities of each Vendor will be subject to six (6) months of voluntary escrow. The terms of the voluntary escrow will be set out in voluntary restriction deeds (Voluntary Restriction Deeds) in form and substance to be agreed upon before Completion.

	Term	Details

3.	Shareholder approval

The issue of AHI ASX Shares and AHI Options that is contemplated in this Heads of Agreement is subject to and conditional on the Purchaser obtaining the required approvals from its shareholders at a General Meeting to issue AHI ASX Shares to the Selling Shareholders and the Consideration Options to the current holders of Physimax Options (Shareholder Approval).

The Purchaser shall initiate the process of the Shareholder Approval (and its filing with the ASX) as soon as possible after execution of this Heads of Agreement.

4.	Waiver	By execution of this Heads of Agreement, the Vendors waive any pre-emptive rights or other rights which they may have over any Physimax Shares or Options to be transferred to the Purchaser under this Heads of Agreement, including (but not limited to) under any shareholders agreement, articles of association or call option or other legal right, effective from and subject to Completion

5.	Condition Precedent

Completion of the Acquisition is conditional upon the satisfaction (or waiver by the Parties) of the following conditions precedent, in addition to the satisfaction of the conditions for completion set forth in clause 8:

(a)             the Purchaser obtaining all required third party, regulatory and governmental approvals and consents to give effect to the Acquisition, including any necessary shareholder approvals required by the Corporations Act or ASX Listing Rules (and any other applicable law or regulations);

(b)             the Purchaser completing due diligence on Physimax to its satisfaction (in its sole and absolute discretion);

(c)             Physimax and each of the parties that hold Physimax Option executing a deed in relation to the cancellation of the Physimax Options upon issuance of the Consideration Options, with effect from Completion (Option Cancellation Deeds);

(d)             the Purchaser adopting an Israeli appendix to its share option plan, allowing issuance of options under the capital gain track (through a trustee) under section 102 of the Israeli Tax Ordinance and ready for filing with the Israeli tax authority immediately following Completion (the "IL Plan");

(e)             Physimax obtaining all required third party, regulatory and governmental approvals and consents to give effect to the Acquisition, including any necessary shareholder approvals and the consent of the Israeli Innovation Authority;

(f)             the issuance of a ruling by the Israeli Taxing Authority, approving the deferral of taxes arising from the Acquisition; and

(g)             Physimax completing due diligence on Purchaser (for the benefit of its shareholders) to its satisfaction (in its sole and absolute discretion, (together, the Conditions).

	Term	Details

Conditions (a), (b) and (c) are for the benefit of the Purchaser and may only be waived by the Purchaser.

Conditions (d) through (g) (inclusive)are for the benefit of the Vendors and may only be waived by the Controlling Shareholders (on behalf of the other Vendors).

The Parties will use their respective best endeavours and agree to cooperate and provide each other with all reasonable assistance, and to execute such documents and take such actions as required to ensure that the Conditions are satisfied promptly after the date of this Heads of Agreement.

6.	Termination

If by June 30, 2021, the Conditions are not satisfied or waived (as set forth above), either Party may terminate the agreement constituted by this Heads of Agreement by notice in writing to the other and the Parties will be released from their obligations under this Heads of Agreement. In addition, this Heads of Agreement may be terminated by mutual written consent of the parties at any time before June 30, 2021. In such events, this agreement will be at an end and the Parties will be released from their obligations under this agreement (other than in respect of any breaches that occur prior to termination).

In the event this Heads of Agreement is in effect on May 21, 2021, then the mutual Due Diligence process will be considered as successfully completed and the Purchaser shall pay Physimax an amount of US$60,000 (Due Diligence Payment) within no later than ten (10) days thereafter. The Due Diligence Payment shall be in addition to the Consideration Securities.

The Due Diligence Payment is fully refundable in the event that any of the warranties set out in Part 2 of Schedule 3 are misleading or incorrect in circumstances involving fraud or intentional or deliberate misleading or deceptive conduct on the part of a Controlling Shareholder.

7.	Key Contributors

(a)             Physimax must provide the Purchaser with a list of its key employees and consultants (Key Contributors).

(b)             The Purchaser is to use reasonable endeavours to amend the employment and consultancy agreements of the Key Contributors as soon as practicable after Completion, under which the Key Contributors are to agree to serve a minimum term of two additional years from the date of Completion (AHI Agreements). The terms and conditions of the AHI Agreements to be offered to the Key Contributors, including the engagement term and performance criteria, shall be agreed upon between the management of Physimax and the Purchaser prior to and as a condition to Completion.

(c)             Subject to (f) below, the Key Contributors (and/or future employees and consultant identified as key contributors at the discretion of the founders of Physimax) will receive an aggregate of $2,000,000 worth of AHI Performance Rights at the same conversion price as the conversion price determined for the conversion of the ordinary shares of Physimax to Consideration Shares (Key Contributor Performance Rights) under the Purchaser’s Incentive Performance Rights Plan in proportions to be decided by Mr Ram Shalev, Physimax’s Chief Executive Officer at the date of this Heads of Agreement. The Purchaser shall work together with the management of Physimax in order to determine the appropriate mechanism for issuance of the Performance Rights (such as options / shares / RSUs) taking into account the tax benefits available to the Key Contributors. The AHI Performance Rights shall be for ADRs or AHI ASX, as shall be chosen by the Vendors for their Consideration Shares.

	Term	Details

(d)             The terms of the Key Employee Performance Rights, including any milestones, are to be set out in the AHI Agreements.

(e)             If required, the Purchase must obtain ASX approval of the terms of the Key Employee Performance Rights prior to issuing them to the Key Contributors (which approval shall be obtained before Completion).

(f)             The Purchaser shall initiate the process of the Shareholder Approval (and its filing with the ASX) as soon as possible after execution of this Heads of Agreement for the issue of the AHI Performance Rights.

(g)             Subject to Physimax continuing to meet reasonable commercial objectives that are determined by the board of directors of the Purchaser (AHI Board) and the AHI Board determining that it continues to be the best interests of AHI’s shareholders to do so, the Purchaser shall fund the operation of Physimax as of Completion with a budget of US$60,000 per month. The budget shall be updated from time to time according to plan and needs as required to facilitate adequate resources to obtain the business goals agreed mutually by the Physimax management and the Purchaser.

8.	Completion

Completion of the Acquisition (Completion) will occur on the Completion Date at a time and place to be agreed by the Controlling Shareholders and the Purchaser. Without derogating from clause 3 above, at Completion:

(a)             the Purchaser must issue the Consideration Shares to the Vendors in the proportions set out in the Formal Agreement;

(b)             Physimax and the Vendors shall deliver, or cause to be delivered, to the Purchaser:

(i)             share certificates in respect of 100% of the Physimax Shares;

(ii)             the fully executed Option Cancellation Deeds;

(iii)             separate instruments of transfer in registrable form for 100% of the Physimax Shares in favour of the Purchaser (as transferee) which have each been duly executed by or on behalf of the Vendors (as transferor);

Term	Details

(iv)             the list of the Key Contributors;

(v)             the common seal (and any duplicate common seal, share seal or official seal) of Physimax (if any);

(vi)             all available copies of the constituent documents of Physimax;

(vii)            the minute books and other records of meetings or resolutions of shareholders and directors of Physimax (as available); and

(viii)          all registers of Physimax (including the register of shareholders, register of directors, register of charges and all registers required by applicable laws) in proper order and condition and fully entered up to the Completion Date;

(ix)             all cheque books, financial and accounting books and records, copies of tax returns and assessments, mortgages, leases, agreements, insurance policies, title documents, licences, indicia of title, contracts, passwords to computers, certificates and all other records, papers, books and documents of Physimax;

(x)             every current permit, approval, authorisation, consent, exemption, filing, licence, notarisation, registration, password and waiver however described and any renewal or variation to any of them and all other documents issued to Physimax under any legislation, ordinance or otherwise relating to Physimax’s business activities;

(xi)            all documents of right and/or title to the assets and undertakings of Physimax; and

(xii)           the corporate records for Physimax, including all information relating to the assets and undertakings of Physimax and instruments of title for such assets and undertaking.

(c)             The Vendors must procure that a meeting of the directors of Physimax is held to attend to the following matters (as applicable):

(i)             the approval of the registration (subject to payment of duty) of the transfers of 100% of the Physimax Shares and the issue of a new appropriate certificates for the Physimax Shares in the name of the Purchaser;

(ii)             recording the Purchaser as the holder of 100% of the Physimax Shares in Physimax’s registers of shareholders;

(iii)             taking all other steps required under Physimax’s constituent documents and applicable laws to constitute and evidence the Purchaser as the sole holder of the Physimax Shares;

	Term	Details

(iv)             the reconstitution of the Physimax board of directors as directed by the Purchaser; and

(v)             such other business as may reasonably be required by the Purchaser to give effect to the Acquisition.

The Parties’ obligations at Completion are interdependent and must take place simultaneously, as nearly as possible, unless otherwise agreed by the Purchaser and the Vendors, except that the Purchaser may, in its sole discretion, waive any or all of the actions that Physimax and/or the Vendors are required to perform under this clause 8.

If a Party (Defaulting Party) fails to satisfy its obligations under clause 3 or this clause 8 on the day and at the place and time for Completion, then any other Party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 10 Business Days from the date of the notice and declaring time to be of the essence. The Parties agree, however, that none of Physimax or the Vendors can be a Notifying Party, in the event that one or more of them is a Defaulting Party; and that the Purchaser cannot be a Notifying Party, in the event that it is a Defaulting Party.

If the Defaulting Party fails to satisfy those obligations within those 10 Business Days the Notifying Party may, without limitation to any other rights it may have, terminate this Heads of Agreement by giving written notice to the Defaulting Party.

9.	Warranties

(a)             Vendor Warranties

By execution of this Heads of Agreement, each Vendor makes the representations and warranties set out in Part 1 of Schedule 3 at the date of this Heads of Agreement and on the Completion Date, subject to adjustments to be disclosed by the Vendor to the Purchaser in writing after the date hereof and on or before Completion (if any). In the event the Purchaser believes such adjustment to have a material adverse effect, the Purchaser may decide that Condition 5(b) above is not completed.

(b)             Physimax Warranties

By execution of this Heads of Agreement, each Controlling Shareholder makes the representations and warranties set out in Part 2 of Schedule 3 at the date of this Heads of Agreement and on the Completion Date, subject to any adjustment to be disclosed by the Controlling Shareholders to the Purchaser in writing after the date hereof and on or before Completion. In the event the Purchaser believes such adjustment to have a material adverse effect, the Purchaser may decide that Condition 5(b)

above is not completed.

	Term	Details

(c)              Purchaser Warranties

By execution of this Heads of Agreement, the Purchaser makes the representations and warranties set out in Schedule 4 at the date of this Heads of Agreement and on the Completion Date, subject to any adjustment to be disclosed by the Controlling Shareholders to the Purchaser in writing after the date hereof and on or before Completion. In the event the Controlling Shareholders believe such adjustment to have a material adverse effect, the Controlling Shareholders may decide that Condition 5(g) above is not completed.

10.	Indemnities

The following provisions shall become effective as of and subject to Completion:

(a)             Each Vendor:

(i)             is severally liable for a breach of the representations and warranties set out in Part 1 of Schedule 3 in relation to itself only; and

(ii)             indemnifies and must hold the Purchaser harmless against all direct loss, damage and costs suffered by the Purchaser by reason of the warranties or representations set out in Part 1 of Schedule 3 proving to be false, misleading or incorrect in relation to itself only.

(b)             The Controlling Shareholders jointly and severally indemnify and must hold the Purchaser harmless against all direct loss, damage and costs suffered by the Purchaser by reason of the warranties or representations set out in Part 2 of Schedule 3 proving to be false, misleading or incorrect. In the event the Purchaser chooses to file a Claim under Part 2 of Schedule 3, it must file it against both the Controlling Shareholders.

(c)             The Purchaser indemnifies and keeps indemnified the Vendors against all loss, damage and costs suffered by Physmiax or the Vendors by reason of the warranties or representations set out in Schedule 4 proving to be false, misleading or incorrect.

11.	Limitations on liability

(a)             The maximum aggregate amount that a Vendor is required to pay in respect of a claim that is made under or in respect of Part 1 of Schedule 3 of this Heads of Agreement is limited to the value of the Consideration Shares that it receives on Completion.

(b)             The maximum aggregate amount that a Controlling Shareholder is required to pay in respect of a claim that is made under or in respect of

(i)             the warranties set out in paragraphs (a), (b), (c), (d), (m), (n), (p), (q), (r) and (s) of Part 2 of Schedule 3 of this Heads of Agreement is limited to 100% (Fundamental Warranties); and

Term	Details

(ii)             all the other warranties set out in Part 2 of Schedule 3 of this Heads of Agreement is limited to 50%, of the value of the Consideration Shares that it receives on Completion. Notwithstanding the above, the Controlling Shareholders shall not be liable for claims, unless the aggregated amount exceeds 60,000USD.

(c)             Notwithstanding any other provisions of this Heads of Agreement, no Party will be liable for a claim that is made in respect of the warranties set out in Schedule 3 (Claim) unless written notice of the Claim is given to the applicable Party on or prior to:

(i)             for the Fundamental Warranties, 30 September 2022; and

(ii)             for the other warranties that are set out in Schedule 3, the date that is 12 months from Completion.

(d)             Where a Vendor (including, for the purpose of clauses

(d) through (i) hereof, a Controlling Shareholder) is liable under a Claim:

(i)             the Vendor may elect to settle the Claim by the cancellation of the Consideration Shares held by it equal in value the liability amount in accordance with clause 11(f); and

(ii)             where any of the Consideration Shares issued to the Vendor have been sold or transferred, the Vendor is liable to settle the Claim in cash in cleared funds to the Purchaser up to the amount of the value of the Consideration Shares sold or transferred (pro rata based on the value of the Consideration Shares that it receives on Completion).

(e)             If a Vendor elects to cancel Consideration Shares in accordance with clause 11(d)(i) above, then such cancellation shall be in full and final satisfaction of all liability that the Vendor has in relation to a Claim up to the value of the Consideration Shares cancelled. In the event the Consideration Shares issued to a Vendor are insufficient to cover the damage, no additional compensation shall be payable by the Vendor (subject to (d)(ii) above).

(f)             For the purposes of clause 11(d)(i):

(i)             the number of Consideration Shares that must be cancelled or relinquished will be determined by the following formula:

A = B ÷ C

where:

	Term	Details
(g) (h) (i)

A= The number of Consideration Shares that a Vendor must cancel or relinquish;

B= The total liability of the Vendor in respect of the relevant Claim (as agreed or adjudicated by a court of competent jurisdiction); and

C= the higher of the market value of the Consideration Shares as quoted on the ASX or NASDAQ (as applicable) (a) at the date of issuance of the Consideration Shares issued to the Vendors, and (b) at the time the relevant Claim is payable;

(ii)            the Vendor by this clause grants the Purchaser a power of attorney to do all things necessary including to execute any document to give effect to the cancellation or relinquishment of the Consideration Shares on the Vendor’s behalf (to the extent the Vendor elects to satisfy the claim by cancellation or relinquishment of shares); and

where more than one of the Vendors are liable as a result of a Claim, all of the Vendors so liable shall participate in satisfaction of such Claim pro rata to their portion of the Consideration Shares (as determined upon issuance).

The limitations in this clause 11 do not apply to any Claim for loss or damage arising from an act of fraud or intentional or deliberate misleading or deceptive conduct on behalf of the Vendor or Controlling Shareholders (as applicable).

The indemnity provisions set forth herein are the exclusive remedy available in connection with a breach of warranties under this Heads of Agreement.

12.	Maintaining Status Quo	Up until the Completion Date or termination of this Heads of Agreement in accordance with its terms, the Controlling Shareholders shall procure that Physimax does not do any of the following without the prior written consent of the Purchaser (other than as contemplated in this Heads of Agreement):

(a) enter into any material contract or incur any material liability or commitment to any material expenditure, unless specifically approved in writing by the Purchaser’s CEO;
(b) sell, assign or dispose of any legal or beneficial interest in Physimax’s business, intellectual property or other material assets;
(c) declare any dividends;
(d) vary its capital structure;
(e) vary, terminate or fail to renew any of its contracts, authorisations or commitments, except in the ordinary course of business;
(f) issue, or agree to issue, any equity or debt securities or hybrid securities, or grant or agree to grant any rights

	Term	Details
(g) (h) (i)

over existing issued capital, or rights to be issued securities in the capital of Physimax;

alter or agree to alter its constituent documents;

create or permit the creation of any encumbrance over any of the assets or undertaking of Physimax; and

enter into a buy-back agreement or resolve to approve the terms of a buy-back agreement.

13.	Formal Agreement	Notwithstanding the fact that this Heads of Agreement is legally binding on the Parties, the Parties agree to enter into a formal share sale agreement and any other agreement reasonably necessary to more fully document the terms of the Acquisition (to be prepared by the Purchaser’s solicitors) which shall be on terms acceptable to the Parties (acting reasonably) and which shall be consistent with the terms set out in this Heads of Agreement (Formal Agreement).

14.	Confidentiality and announcements	(a)

This Heads of Agreement and all other information disclosed by the Parties to each other (Confidential Information) is confidential and each Party shall ensure that the Confidential Information remains confidential and shall not be disclosed to any third party, save as required by applicable law or regulations. For the avoidance of doubt, the Vendors is required to comply with the continuous disclosure provisions of the ASX Listing Rules and subject to clause 14(b) will make such ASX announcements as is reasonably necessary in order to comply with the ASX Listing Rules.

(b) Subject to compliance with its continuous disclosure obligations, the Vendors must use reasonable endeavours to consult with Physimax and the Purchaser on the form and content of any announcement to ASX of a matter contemplated by this Heads of Agreement before the announcement is made to ASX.

15.	Further Assurance	Each Party shall sign and execute and do all deeds, acts, documents and things as may reasonably be required by the other Parties to effectively carry out and give effect to the terms and intentions of this Heads of Agreement.

16.	Governing Law	The agreement constituted by this Heads of Agreement shall be governed by and construed in accordance with the law from time to time in Israel. The Parties agree to submit to the non-exclusive jurisdiction of the Courts of Tel Aviv – Jaffa, Israel and the Courts which hear appeals from those Courts.

17.	Assignment	None of the Parties may assign any of the rights or obligations conferred by this Heads of Agreement without the consent of the other Party.

18.	Costs	(a) Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Heads of Agreement; it being agreed that the costs and expenses of the Vendors shall be covered by Physimax.

	Term	Details

(b) The Purchaser will pay any duty assessed on or in respect of this Heads of Agreement.

19.	Notices	Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail or email in each case addressed to the Party at its address or email address notified to the other from time to time.

20.	Remedies	The rights, power and remedies provided in this Heads of Agreement are cumulative with and not exclusive to the rights, power or remedies provided by law independently of this Heads of Agreement.

21.	Entire Agreement	This Heads of Agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

22.	Variation

No modification or alteration of the terms of this Heads of Agreement shall be binding unless made in writing dated subsequent to the date of this Heads of Agreement and duly executed by the Purchaser, the Controlling Shareholders and the Vendors holding a majority of the issued capital of the Company.

The Vendors hereby irrevocably nominate the Controlling Shareholders as their representatives and constitute them as their proxy with a power of attorney to execute any document, waiver and consent required to give effect to this Agreement.

23.	Severance	If any provision of this Heads of Agreement is invalid and not enforceable in accordance with its terms, all other provisions, which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

24.	Counterparts	This Heads of Agreement may be executed in any number of counterparts, each of which when executed and delivered to the other Parties shall constitute an original, but all counterparts together shall constitute one and the same agreement.

25.	Definitions

In this Heads of Agreement:

(a)             Acquisition means the acquisition by the Purchaser of 100% of the Physimax Shares.

(b)             ADR mean an American Depositary Receipt representing an interest in fully paid ordinary shares in the in the Purchaser (based on the ratio used under the IPO).

(c)             AHI Share means:

(i)             if the NASDAQ Listing has occurred prior to the relevant issue date, an ADR (or, at the election of the Vendors, an AHI ASX Share); and

(ii)             if the NASDAQ Listing has not occurred prior to the relevant issue date, an AHI ASX Share.

Term	Details

(d)             AHI Option means the right to acquire an unissued AHI Share.

(e)             AHI Performance Right means a right to be issued or transferred an ASHI Share, subject to the terms of the Purchaser’s Incentive Performance Rights Plan.

(f)             Applicable Law means the constitutions of the Vendors and Purchaser and all applicable laws and regulations in any jurisdiction.

(g)             ASX means ASX Limited (ACN 008 624 691) or the financial market operated by it as the context requires.

(h)             ASX Listing Rules means the official listing rules of ASX.

(i)             Controlling Shareholders means Ram Shalev and David Kahani.

(j)             Conditions means the conditions precedents set out in clause 5.

(k)             Completion Date means the day that is five business days after the last of the Conditions have been satisfied or waived in accordance with this Heads of Agreement.

(l)             Corporations Act means the Corporations Act 2001 (Cth).

(m)             Deemed Conversion Price means the Deemed Issue Price for the issue of a Consideration Share under clause 2(a)(i).

(n)             Deemed Issue Price means:

(i)             for AHI ASX Shares, the volume weighted average price of AHI ASX Shares for the five trading days prior to the relevant issue date; and

(ii)             for ADRs, the issue price of the Purchaser’s ADRs under the IPO.

(o)             Formal Agreement has the meaning given in clause 13.

(p)             IPO means the Purchaser’s initial public offering of ADRs on the NASDAQ.

(q)             NASDAQ means the NASDAQ Stock Market.

(r)             NASDAQ Listing means the Purchaser announcing that NASDAQ has provided confirmation to the Purchaser that it has approved the Purchaser’s application for admission to NASDAQ, subject only to conditions that the Purchaser reasonably believes it can satisfy.

(s)             Physimax Share means the Physimax Ordinary Shares and the Physimax Preference Shares.

(t)             Physimax Option means an option to acquire a Physimax Share.

(u)             Physimax Ordinary Share means a fully paid ordinary share in the capital of Physimax.

	Term	Details

(v) Physimax Preference Share means a Series Pre-A Share in the capital of the Company, of nominal value of NIS 0.01 each.

26.	Interpretation

Interpretation:

(a)             a reference to the symbol "$" or to dollars in this Heads of Agreement are to US dollars;

(b)             capitalised terms used in this Heads of Agreement have the definition ascribed above or otherwise in the terms of this Heads of Agreement;

(c)             headings are for convenience only and do not affect its interpretation;

(d)             an obligation or liability assumed by, or a right conferred on, 2 or more Parties or persons binds or benefits all of them jointly and each of them severally;

(e)             the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(f)             a reference to any Party includes that Party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(g)             a reference to any document (including this Heads of Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(h)             a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(i)             words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(j)             reference to Parties, clauses, Schedules or paragraphs are references to Parties, clauses, Schedules and paragraphs to or of this Heads Agreement and a reference to this Heads Agreement includes any Schedule to this Heads Agreement; and

(k)             where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning.

If the terms and conditions set out above are acceptable, please execute this Heads of Agreement in the appropriate place below.

SCHEDULE 1 – THE VENDORS

[SP Comment: to be reviewed and completed by Physimax, please provide the full names of each of the Vendors]

Vendor	Address	Number of Physimax Ordinary Shares held	Number of Physimax Preference Shares held	% of Consideration Securities
Ram Shalev	[insert]	70,000	1,475 (CLA conversion)	[insert]
David Kahani	[insert]	20,000	-	[insert]
LSY International Inc.	[insert]	25,023	1,967	[insert]
LionBird I L.P.	[insert]	41,111	2,460 (CLA conversion)	[insert]
Amichai & Yael Steimberg	[insert]	11,301	4,919	[insert]
RealVest Profit Sharing Plan, Allan Goldberg, Trustee	[insert]	2,842	492	[insert]
The successors of Uri Yogev	[insert]	2,500	-	[insert]
Dr.Haim Blecher	[insert]	3,071	4,919	[insert]
Edtom	[insert]	42,478	4,820+2,460 (CLA conversion)	[insert]
SPORTDOCS INVESTMENT LLC	[insert]	5,381	-	[insert]
Physimax Investment LLC	[insert]	6,152	-	[insert]
BAM Investors LLC	[insert]	4,732	-	[insert]
SportGurus LLC	[insert]	5,915	2,951	[insert]
Chaim Friedman (Trust) Ltd	[insert]	1,183	4,919	[insert]
Rob Rubin	[insert]	3,904	9,838	[insert]
Hunter Hamm (BTG)	[insert]	592	-	[insert]

Vendor	Address	Number of Physimax Ordinary Shares held	Number of Physimax Preference Shares held	% of Consideration Securities
Pensco Trust for Ricardo Diaz (BTG)	[insert]	592	-	[insert]
Jodies Zwerner Trust (BTG)	[insert]	592	-	[insert]
Irina Meyer (BTG)	[insert]	710	-	[insert]
Leo Loughead (BTG)	[insert]	592	-	[insert]
[Altshuler Shacham ESOP in trust for exercised options (Gofer,Cohen)]	[insert]	3,176	-	[insert]
Civana Kahani			2,459
Itschak Friedman 2012 Trust			4,919
TOTAL		251,847	58,428	[insert]

SCHEDULE 2 – PHYSIMAX’S CAPITAL STRUCTURE

(a)	Physimax Ordinary Shares: 251,847 fully paid ordinary shares, of nominal value of NIS 0.01 each

(b)	Physimax Preference Shares: means 58,428 fully paid Series Pre-A Share, of nominal value of NIS 0.01 each.

(c)	Physimax Options:

The Options schedule will be provided in the Formal Agreement.

(i)	[insert] exercisable at $[insert] on or before [insert date]; and

(ii)	[insert] exercisable at $[insert] on or before [insert date].

SCHEDULE 3 – VENDOR AND PHYSIMAX REPRESENTATIONS AND WARRANTIES

Part 1 – Vendor Representations and Warranties

(a)	Power and capacity

It has full power and lawful authority to execute and deliver this document and to observe and perform or cause to be observed and performed all of its obligations in and under this document.

(b)	Incorporation

If the Vendor is a company, it was validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

(c)	Authority

The execution and delivery of this document has been duly and validly authorised by all necessary corporate action on behalf of the Vendor.

(d)	No Trust

Unless otherwise specified, it enters into and performs this Heads of Agreement on its own account and not as a trustee for or nominee of any other person.

(e)	Title

(i)	It is the legal and beneficial owner of the Physimax Shares that are set out against its name in Schedule 1, which are free of all encumbrances and other third party interests or rights and comprise the total issued share capital of the Physimax.

(ii)	Subject to the Required Approvals (as defined below), It is able to sell and transfer its shares in Physimax without the consent of any other person and free of any pre-emptive rights or rights of first refusal.

(f)	No legal impediment

The execution, delivery and performance of this document by the Vendor does not constitute a breach of any law or obligation or cause a default under any agreement by which the Vendor is bound.

Part 2 – Controlling Shareholders Representations and Warranties

(a)	Power and capacity

Subject to obtaining the required approvals from its Board of Directors and the Vendors, and subject further to the Israeli Tax Authorities and the Israeli Innovation Authority required approvals (the Required Approvals), Physimax has full power and lawful authority to execute and deliver this document and to observe and perform or cause to be observed and performed all of its obligations in and under this document.

(b)	Incorporation

Physimax is incorporated and validly existing in accordance with the laws of its place of incorporation.

(c)	Issued capital

(i)	The capital structure of Physimax is set out in Schedule 2 and there are no equity securities, debt securities or hybrid securities on issue. Physimax has not issued securities with conversion rights to shares or securities in it and there are no agreements or arrangements under which options or convertible notes have been issued by it.

(ii)	100% of the Physimax Ordinary Shares are fully paid and no money is owing in respect of them.

(iii)	Subject to the Call Option Agreement (which may be exercised and which shall be terminated prior to Completion), no person has any right or option to subscribe for or otherwise to acquire any further shares in Physimax.

(iv)	Physimax is not under any obligation to allot any shares to any person or persons, or otherwise to alter the structure of any part of its unissued share capital, and Physimax is not under any obligation to give any option over any part of their respective unissued share capital nor has Physimax offered to do any of the matters stated in this sub-paragraph.

(d)	Subsidiaries

Aside from Physimax Technologies, Inc., Physimax does not have any subsidiaries.

(e)	Compliance with laws

To the best of the Controlling Shareholders' knowledge and belief, neither Physimax nor any of their directors are in material breach of any provision of any relevant laws, that might have adverse effect on the assets of Phyimax or on Completion of the transaction.

(f)	No legal impediment

The execution, delivery and performance of this document by Physimax does not constitute a breach of any law or obligation or cause a default under any agreement by which Physimax is bound.

(g)	No Event of insolvency

No event of insolvency has occurred in relation to Physimax, or to the Controlling Shareholders' knowledge – the Vendors, nor, to their knowledge, is there any act which has occurred, or any omission made which may result in an event of insolvency occurring in relation to the Vendors or Physimax.

(h)	No litigation or investigations

(i)	Physimax and, to the Controlling Shareholders' knowledge, its directors are not involved in any litigation, arbitration or administrative proceeding relating to claims or amounts relating to Physimax nor is any such litigation, arbitration or administrative proceeding pending or threatened.

(ii)	There is no litigation or proceeding pending or threatened against the Vendor which may defeat, impair, detrimentally affect or reduce the right, title and interest of Physimax in the assets described in Schedule 6 or of such Vendor in its Physimax Shares.

(iii)	To the Controlling Shareholders' knowledge, Physimax, its directors, and the Vendors are not the subject of any investigation by any regulatory body of any country nor is any such investigation pending or threatened, related to Physimax and the Physimax Shares.

(iv)	To the Controlling Shareholders' knowledge, Physimax, its directors, and the Vendors are not the subject of any investigation or audit by the tax office of any country or state nor is any such investigation or audit pending or threatened.

(i)	Consistency

The terms of this Heads of Agreement are not inconsistent with and do not contravene the provisions of any other agreements or contract to which Physimax, or to the Controlling Shareholders' knowledge – the Vendors, is a party.

(j)	Material Contracts

Every material contract, instrument or other commitment to which Physimax is a party is disclosed in Schedule 5, valid and binding according to its terms and no party to any such commitment or contract is in material default under the terms of that commitment or contract.

(k)	Corporate records

Physimax’s statutory books (registers, minutes, resolutions) and returns (forms, lodgements) of that entity are up to date or are in the process of being lodged (including without limitation, tax returns), and have been otherwise properly kept in accordance with all legal requirements or practices.

(l)	Assets

(i)	All the material fixed assets, current assets and other assets and property owned by Physimax are:

(A)	accurately described in full in Schedule 6;

(B)	legally and beneficially owned by Physimax free of encumbrances (and, in particular, no such assets are the subject of any hire purchase agreement or credit purchase agreement or any agreement for payment of deferred terms); and

(C)	not used by any person, other than Physimax.

(ii)	Other than as disclosed in writing to Purchaser prior to the date of this Heads of Agreement, Physimax has no material operations, assets or agreements other than the assets described in Schedule 6.

(m)	Intellectual Property

(i)	List in Part A of Schedule 6

Part A of Schedule 6 accurately describes:

(D)	all registered and unregistered business names and trade marks;

(E)	all registered patents and designs;

(F)	all domain names; and

(G)	all applications for registration of trademarks, domain names, patents and designs.

which are owned or used at any time by Physimax in connection with its business (together the Intellectual Property Rights).

(ii)	Right and title

Except as set out Schedule 6, Physimax:

(A)	owns all right, title and interest in and to the Intellectual Property Rights;

(B)	has not licensed any of the Intellectual Property Rights, other than as presented in the Due Diligence in the ordinary course of business of Physimax granting use licence to its customers as part of its product; and

(C)	has not assigned or disposed of any right, title or interest in the Intellectual Property Rights.

(iii)	Legally and beneficially owned

The Intellectual Property Rights are:

(A)	in good standing in terms of any applicable legislation, regulations and other statutory requirements, and to the knowledge of Physimax, is not subject to any license, royalty obligation, assignment or disposal and as at the date of this Heads of Agreement and at Completion, no applications for patents or other types of intellectual property in respect of Physimax have been refused or are considered likely to be refused;

(B)	legally and beneficially vested in Physimax;

(C)	to the Controlling Shareholders' knowledge, not being presently infringed, nor are they the subject of any dispute, litigation or expungement application (whether threatened or otherwise); and

(D)	not subject to any licence or authority in favour of any third party, and, to the Controlling Shareholders' knowledge, the exercise of them does not infringe the rights of any other parties.

(iv)	Confidential Information

To the Controlling Shareholders' knowledge, there has not been any misuse or unauthorised disclosure of any of Physimax’s confidential information.

(v)	Intellectual Property Licences

Part B of Schedule 6 accurately describes all agreements under which Physimax obtains from any person the exclusive or non-exclusive right to use, but not the ownership of, any of intellectual property rights (the Intellectual Property Licences) and each Intellectual Property Licence is valid, binding and enforceable in accordance with its terms. To the Controlling Shareholders’ knowledge, Physimax has complied at all times in all material terms with the terms of the Intellectual Property Licences, and no act or omission has occurred which would entitle a licensor under an Intellectual Property Licence to terminate that licence.

(vi)	No use by other persons

The Controlling Shareholders are not aware of any use by any other person of any Intellectual Property Rights, except under licenses given by Physimax.

(vii)	No infringement of other right

None of the Intellectual Property Rights or other processes now or at any time employed, or the products now or at any time produced by Physimax, constitutes or may constitute, to the Controlling Shareholders' knowledge, an unauthorised infringement of any intellectual property rights of any other person.

(n)	Liabilities

Physimax does not have liabilities, contingent or otherwise, exceeding $50,000 in aggregate, other than certain convertible loan agreements between Physimax and its current shareholders, which will be converted at Completion into Series Pre-A Shares of Physimax (the CLA’s) and an outstanding liability to the IIA (incurred and payable on the ordinary course of business) and any salaries and recurrent expenses incurred in the ordinary course of business.

(o)	Licenses and approvals

To the Controlling Shareholders’ knowledge, Physimax has all permits, licenses, authorities, registrations and approvals necessary for properly carrying on its business and Physimax is not aware of any circumstance or fact which may result in the revocation, variation or non-renewal in any material respect of any such permits, licenses, authorities, registrations and approvals.

(p)	Claims

(i)	At Completion, other than to the extent permitted by written consent from Purchaser, Physimax has no claim or obligations exists or will exist at Completion in relation to any existing, proposed or previous directors, managers, officers, employees, agents, consultants or contractors of Physimax.

(ii)	Physimax has not failed to give any notice or to present any claim under any existing insurance policy.

(q)	Accounts

The accounts disclosed in Annexure A (Last Accounts)

(i)	disclose a true and fair view of the state of the consolidated affairs, financial position and assets and liabilities of Physimax as at the balance date disclosed in the Last Accounts (Balance Date); For avoidance of doubt, the 2020FS are internal drafts only, subject to adjustments as be directed by Physimax accountants.

(ii)	includes all such reserves and provisions for tax as are adequate to cover all tax liabilities (whether or not assessed and whether actual, contingent, deferred or otherwise) of Physimax up to the Balance Date;

(iii)	contain adequate provisions in respect of all other liabilities (whether actual, contingent, deferred or otherwise) of Physimax as at the Balance Date and proper disclosure (in note form) of any contingent or other liabilities not included or provided therein; and

(iv)	were prepared:

(A)	in accordance with the relevant accounting standards prescribed by the jurisdiction(s) in which it operates and were applied on a consistent basis and without making any revaluation of assets; and

(B)	in the manner described in the notes to them.

Since the Balance Date, Physimax’s business has been conducted in all material respects in the ordinary and usual course of business other than for the Acquisition and:

(i)	there has not been any material change in the nature, amount, valuation or basis of valuation of the assets or in the nature or amount of any liabilities of any shareholder of Physimax;

(ii)	there has not arisen since the Balance Date any item, transaction or event of a material or unusual nature likely to have a material adverse effect on the operations or results or state of affairs of any shareholder of Physimax;

(iii)	no amount has been acquired or disposed of, no liability has been incurred except in the ordinary course of business as disclosed in writing to the Purchaser, and no contingent liability has been incurred by any shareholder of Physimax;

(iv)	none of the debts shown in the Last Accounts have been released or settled for an amount less than that reflected for such debts in the Last Accounts, and all such debts owing to and accounts receivable of the Purchaser are now and at Completion will be good and collectable in the amount disclosed in the Last Accounts (other than for any allowance in the Last Accounts in respect of doubtful debts). To the knowledge of Physimax, all such accounts receivable and debts are not and will not be subject to any counterclaim or set-off except for moneys payable by persons also shown as creditors of Target in the amounts shown in the Last Accounts (as such amounts may have been affected by transactions in the ordinary course of business since the Balance Date);

(v)	all dividends declared by all shareholders s of Physimax have been properly and validly declared and no dividends have been declared by any shareholder of Physimax since the Balance Date;

(vi)	To the knowledge of the Controlling Shareholder, no event of insolvency has occurred in respect of any shareholder of Physimax nor has any act occurred or any omission been made which may result in an event of insolvency occurring in respect of any shareholder of Physimax;

(vii)	no shareholder of Physimax has bought back any of its securities, has not converted its securities into a smaller or larger number nor entered into or resolved to approve a buy-back agreement; nor has any act occurred or any omission been made which may result in any of those events occurring in respect of any shareholder of Physimax; and

(viii)	there has not been a change in the remuneration or benefits paid to or given or expected by any directors, managers, officers, consultants, contractors, agents or employees of any shareholder of Physimax except as stated in the DD process.

(r)	Financings

There are no:

(i)	financing arrangements entered into by or on behalf of Physimax for the borrowing of money;

(ii)	debentures, bonds, notes or similar debt instruments issued by any shareholder of Physimax;

(iii)	guarantees given by any shareholder of Physimax, or to which any shareholder of Physimax is otherwise subject, in relation to any shareholder of Physimax or any other person;

(iv)	encumbrances over the assets that are set out in Schedule 6; or

(v)	except for the CLA’s and IIA grant, financing arrangements that restrict the disposal of Physimax.

(s)	All material information

Any information known to the Vendors or Physimax which might reasonably be regarded as material to a purchaser for value of the Physimax Shares has been disclosed to the Purchaser prior to Completion and is true and accurate in all material respects.

SCHEDULE 4 – PURCHASER REPRESENTATIONS AND WARRANTIES

The representations and warranties given by the Purchaser are as follows:

(a)	Issue of the Consideration Shares

The Purchaser has full power and authority and has obtained all third party consents necessary to allot and issue the Consideration Shares to the Vendors in accordance with the Applicable Law.

(b)	Ranking

The Consideration Shares will be credited as fully paid and rank pari passu in all respects with all other Shares in the Purchaser on issue.

(c)	Title to Consideration Shares

Upon issue of the Consideration Shares, the Vendors will acquire full legal and beneficial title to the Consideration Shares, free and clear of any encumbrance

(d)	Trading

Unless stated otherwise in the Heads of Agreement, the Consideration Shares, when issued at Completion, are registered for trading on the ASX or NASDAQ, as applicable.

(e)	Shareholder approval

Approval from the Purchaser’s shareholders is not required to offer or issue the Consideration Shares.

(f)	No legal impediment

The execution, delivery and performance by the Purchaser of this Heads of Agreement complies with:

(i)	each law, regulation, authorisation, ruling, judgement, order or decree of any government agency;

(ii)	the constitution or other constituent documents of the Purchaser; and

(iii)	any security interest or document.

(g)	No litigation

Other than as previously disclosed either publicly or specifically to the Vendors and / or Physimax, the Purchaser, its ultimate holding company and / or its subsidiaries are not involved in any litigation, arbitration or administrative proceeding relating to claims or amounts relating to the Purchaser, its ultimate holding company or its subsidiaries nor is any such litigation, arbitration or administrative proceeding pending or threatened. There are no unsatisfied or outstanding judgments, orders, decrees, stipulations, investigations or notices affecting the Purchaser or its subsidiaries or any person for whom the Purchaser or its subsidiaries may be vicariously liable.

(h)	No Event of insolvency

No event of insolvency has occurred in relation to the Purchaser nor is there any act which has occurred or any omission made which may result in an event of insolvency occurring in relation to the Purchaser.

(i)	Binding obligations

This agreement constitutes its legal, valid and binding obligations and is enforceable in accordance with its terms.

(j)	Authorisations

The Purchaser has taken all necessary action to authorise the execution, delivery and performance of this Heads of Agreement in accordance with its terms.

(k)	Continuous disclosure

The Purchaser, its ultimate holding company and / or its subsidiaries has complied with all material disclosure requirements under Australian law, including without limitation ASX Listing Rule 3.1 and is not withholding any information from the market under the carve outs set out in ASX Listing Rule 3.1A.

SCHEDULE 5 – CONTRACTS

To be provided in the Formal Agreement.

SCHEDULE 6 – PHYSIMAX ASSETS

To be provided in the Formal Agreement in the following form.

Part A – Intellectual Property Rights

(a)	Business names and trademarks

(i)            [insert]; and (ii)

(b)	Registered patents and designs

(i)            [insert]; and (ii)

(c)	Domain names

(i)            [insert]; and (ii)

(d)	Applications for registration of trademarks, domain names, patents and designs

(i)            [insert]; and (ii)

Part B – Intellectual Property Licenses

(a)	[insert]; and

(b)	[insert].

Part C – Other Assets

(a)	[insert]; and

(b)	[insert].

Executed by the Parties as an agreement

Dated this 27th day of April 2021

EXECUTED by ADVANCED HUMAN IMAGING LIMITED (ACN 602 111 115) in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) )

Signature of Chief Executive Office	Signature of company secretary

Vlado Bosanac	Steven Richards
Name of Chief Executive Office	Name of company secretary

EXECUTED by PHYSIMAX TECHNOLOGIES LIMITED in accordance with its constituent documents and place of incorporation:	) ) ) )

Signature of director	Signature of director/company secretary*

/s/ Ram Shalev	/s/ David Kahani
Name of director	Name of director/company secretary*

 [SP Comment: if the Vendor is a company]

EXECUTED by [INSERT COMPANY NAME] in accordance with its constituent documents and place of incorporation:	) ) ) )

Signature of director	Signature of director/company secretary*

Name of director	Name of director/company secretary*

*please delete as applicable

[SP Comment: if the Vendor is an individual]

SIGNED by [INSERT NAME OF INDIVIDUAL] in the presence of:	) ) )

Signature of witness	Signature

Name of witness

ANNEXURE A – LAST ACCOUNTS

To be provided in the Formal Agreement.